_______________________________________

TERM LOAN AGREEMENT

- Between -

SOVRAN SELF STORAGE, INC. and SOVRAN ACQUISITION LIMITED
PARTNERSHIP

-And-

MANUFACTURERS AND TRADERS TRUST COMPANY

Dated As Of September 12,2007

_______________________________________

          TERM LOAN AGREEMENT ("Agreement") made as of September 12,2007 by and between SOVRAN SELF STORAGE, INC., a Maryland corporation ("Sovran") and SOVRAN ACQUISITION LIMITED PARTNERSHIP, a Delaware limited partnership ("SALP", and together with Sovran, collectively referred to herein as the "Borrowers" and individually as a "Borrower"), each with a principal place of business at 6467 Main Street, Buffalo, New York 14221 and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York State banking corporation, with a principal banking office at One M&T Plaza, Buffalo, New York 14203 (the "Bank").

WITNESSETH

ARTICLE 1.  Definitions

          1.01     Defnitions.  As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

          ''Affiliate'' With reference to any Person, (i) any director or executive officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common , control of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

          "Agreement" As defined in the preamble hereto, and sometimes referred to herein as "Term Loan Agreement".

          "Bank" As defined in the preamble hereto.

          "Borrower" or "Borrowers" As defined in the preamble hereto.

          "Borrower Representative" Sovran, acting on behalf of both of the Borrowers.  The Bank shall be entitled to rely, and the Borrowers hereby agree, that the Bank may so rely on any notice given or received or action taken or not taken by Sovran as being authorized by each of the Borrowers.

          "Borrowing Dates" A Business Day on which the Bank advances a Term Loan to the
Borrowers in accordance with Section 2.01.
"Breakage Pee" A fee equal to any loss, cost, expense, including lost profits, suffered or incurred by the Bank as the result of the payment of a LIBOR Rate Loan before the end of the applicable LIBOR Period. The Bank shall provide the Borrowers with a statement setting forth the determination of the Breakage Fee, which determination shall be binding on the Borrowers if computed in good faith and without computational error.
"Business Day" (a) Any day excluding Saturday, Sunday and any day on which banks in Buffalo, New York are required or authorized by law or other governmental action to close,

and (b) with respect to LIBOR Rate Loans, any day which is also a Business Day described in clause (a) hereof and which is also a day for trading by and between banks in U.S. Dollar deposits in the London Interbank Eurodollar market.

          "Code" The Internal Revenue Code of 1986, as amended and in effect from time to time.

          "Consolidated or consolidated" With reference to any term defined herein. shall mean that term applied to the accounts of Sovran and its subsidiaries (including the Guarantors) or SALP and its subsidiaries, as the case may be, consolidated in accordance with GAAP.

          "Credit Agreement" The Second Amended and Restated Revolving Credit and Term Loan Agreement among Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership and Fleet National Bank and Other Lenders which are or may become parties to the Credit Agreement and Fleet National Bank as Administrative Agent with Bank of America Securities, LLC as Sole Lead Arranger and Book Runner and Manufacturers and Traders Trust Company as Syndication Agent and Suntrust Bank and PNC Bank, National Association as Co- Documentation Agents dated as of December 16,2004, including the Schedules and Exhibits thereto, as the same may be from time to time modified, amended or restated and in effect.

          "Default" As of the relevant time of determination, an event or occurrence which:

          (i)     requires notice and time to cure to become an Event of Default and as to which notice has been given to the Borrowers by the Bank, or

          (ii)     has occurred and will become an Event of Default (without notice) if such event remains uncured after any grace period specified in Section 9.01 or, in the case of matters referred to in Section 9.0l(i), in the other applicable Loan Document(s).

          "Disqualifying Building Event" Any structural or repair and maintenance matter (other than a Release) as to any Building or any Real Estate that in the Bank's reasonable opinion will require the expenditure of $250,000 or more to remedy or complete such matter and the remediation or completion of which is required by prudent real estate ownership or operation.

          "Disqualifying Environmental Event" Any Release or threatened Release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to a Real Estate that causes (y) the occupancy or rent of such Real Estate to be adversely affected, as compared to what otherwise would have been the occupancy or rent of such Real Estate in the absence of such environmental event or (z) such Real Estate to no longer be financeable on a secured, long term debt basis under the then generally accepted underwriting standards of national institutional lenders.

          "Disqualifying Legal Event" Any violation or non-compliance with any applicable law, statute, rule or regulation (other than an Environmental Law) with respect to any Real Estate, which requires cure or compliance for prudent real estate ownership or oepration.

          "Employee Benefit Plan" Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

          "ERISA" The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

          "ERISA Affiliate" Any Person which is treated as a single employer with any Borrower under §414 of the Code.

          "ERISA Reportable Event" A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

          "Event of Default" See Section 9.01

          "Facility Fee" See Section 2.07.

          "GAAP" As of the date of any determination, generally accepted accounting principles as promulgated by the Financial Accounting Standards Board and/or the American Institute of certified Public Accountants, consistently applied and maintained throughout the relevant periods and from period to period.

          "Guaranties" Collectively, the Holdings Guaranty and any other guaranty of the Obligations made by an Affiliate of the Borrowers in favor of the Bank.

          "Guarantors" Collectively, Holdings and any other Affiliate of a Borrower executing a Guaranty, provided, however, when the context so requires, Guarantor shall refer to Holdings or such Affiliate, as appropriate.

          "Guaranteed Pension Plan" Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by any Borrower or any Guarantor, as the case may be, or any ERISA Affiliate of any of them the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERICA, other than a Multiemployer Plan.

          "Hazardous Substance" Without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (42 U.S.C. Section 9601, etseq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, etseq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, etseq.), the Toxic Substances Control Act, as amended, (15 U.S.C. Sections

2601, etseq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations promulgated thereunder.

          "Holdings" Sovran Holdings Inc., a Delaware corporation and wholly-owned Subsidiary of Sovran.

          "Holdings Guaranty" The Guaranty dated as of the date hereof made by Holdings in favor of the Bank pursuant to which Holdings guarantees to the Bank the unconditional payment and performance of the Obligations.

          "Indebtedness" With respect to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, including, without limitation: (a) all obligations for borrowed money and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, negative pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations (i) under any Capitalized Lease or (ii) under any Synthetic Lease or (iii) which are "off balance sheet" transactions having the same practical effect as to such Person's financial position as a transaction that would be a liability of such Person on the balance sheet; (d) all obligations to purchase, redeem, retire, or otherwise acquire for value any shares of capital stock of any class issued by such Person or any rights to acquire such shares; (e) all obligations under any forward contract, futures contract, swap, option or other financing arrangement, the value of which is dependent upon interest rates, currency exchange rates, commodities, any Borrower's or Guarantor's present or future beneficial interest, shares or security trading value, or other indices; (f) the amount of payments received by such person in any forward equity transaction by which such payments are received by such Person in consideration for the sale of stock or partnership units in such Person when the delivery and/or the determination of the amount of the stock or units so sold occurs later than one (1) month after such Person receives such payment, but only to the extent that the obligation to deliver such stock or units is not payable solely in the stock or units of such Person; (g) all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the reimbursement obligations in respect of any letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (h) all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (i) all obligations issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (j) all sales of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith; and (k) all obligations in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefore and such terms are enforceable under applicable law.

          "LIBOR Increment" One hundred and twenty (120) basis points.

          "LIBOR Rate Period" A thirty (30) day interest period during which the LIBOR Rate is in effect; provided, however, in no event shall a LIBOR Rate Period extend beyond the Maturity Date.

          "LIBOR Rate" The rate per mum (rounded upward, if necessary, to the nearest 1/16th of 1%) obtained by dividing (i) the one-month interest period London Interbank Offered Rate as fixed by the British Bankers Association for United States dollar deposits in the London Interbank Eurodollar Market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against "Eurocurrency Liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States' office of a bank to United States' residents) on such date to any member bank of the Federal Reserve System.  Notwithstanding any provision above, the of rounding to determine LIBOR may be discontinued at any time in the Bank's sole discretion.

          "LIBOR Rate Loan" Each Term Loan bearing interest which is calculated by reference to the LIBOR Rate plus the LIBOR Increment.

          "Loan Documents" Collectively, this Term Loan Agreement, the Term Loan Note, the Guaranties and any and all other agreements, instruments or documents now or hereafter evidencing or otherwise relating to the Term Loans and delivered to the Bank by or on behalf of the Borrowers or any Guarantor, as the same may from time to time be modified or amended and in effect.

          "Maturity Date" March 31, 2008.

          "Multiemployer Plan" Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any Guarantor as the case may be or any ERISA Affiliate.

          "Obligations" All indebtedness, obligations and liabilities of the Borrowers and the Guarantors to the Bank under this Term Loan Agreement or any of the other Loan Documents or in respect of any of the Term Loans made, the Term Loan Note, or other instruments at any time evidencing any thereof, whether existing on the date of this Term Loan Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

          "Partially Owned Entity(ies)" Any of the partnerships, joint ventures and other entities owning real estate assets in which SALP and/or Sovran collectively, directly or indirectly through its full or partial ownership of another entity, own less than 100% of the equity interests, whether or not such entity is required in accordance with GAAP to be consolidated with Sovran for financial reporting purposes.

          "Pension Plan" Any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended (ERISA) which is a multiemployer plan or single employer plan as defined in Section 4001 of ERISA and subject to Title IV of ERISA and which is (i) a plan maintained by the Borrower or any Subsidiary for employees or former employees of the Borrower or of any Subsidiary, (ii) a plan to which the Borrower or any Subsidiary contributes or is required to contribute, (iii) a plan to which the Borrower or any Subsidiary was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement, or (iv) any other plan with respect to which the Borrower or any Subsidiary has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to the Pension Benefit Guaranty Corporation.  For purposes of this definition and for purposes of Sections 5.16 and 6.19, "Borrower" shall include any trade or business (whether or not incorporated) which " together with the Borrower or a Subsidiary, is deemed to be a "single employer" within the meaning of Section 4001(b)(l) of ERISA.  Each such Pension Plan in existence as of the date of this Agreement is listed and identified on Schedule 1 annexed hereto.

          "PBGC" The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

          "Permitted Liens" Liens, security interests and other encumbrances permitted by the terms of the Credit Agreement.

          "Prime Rate" The rate of interest publicly announced by the Bank from time to time as its prime rate and is a base rate for calculating interest on certain loans.  The Bank's Prime Rate may or may not be the most favorable rate charged by the Bank to its customers.

          "Prime Rate Loan" Any Loan bearing interest which is calculated by reference to the Bank's Prime Rate.

          "Principal Office" One M&T Plaza, Buffalo, New York 14240.

          "Real Estate" The fixed and tangible properties consisting of land, buildings and/or other improvements to be acquired in fee simple by any Borrower, by any Subsidiary or by any other entity in which a Borrower is the holder of an equity interest at the relevant time of reference thereto.

          "REIT" A "real estate investment trust", as such term is defined in Section 856 of the Code.

          "Release" The same meaning as given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, etseq.), and the regulations promulgated thereunder.

          "Reportable Event" Any event with regard to a Pension Plan described in Section 4043(b) of ERISA, or in regulations issued thereunder.

          "SALP" As defined in the preamble hereto.

          "SEC" The United States Securities and Exchange Commission.

          "Sovran" As defined in the preamble hereto.

          "Subsidiary" Any entity required to be consolidated with its direct or indirect parent in accordance with GAAP.

          "Subsidiary" Any corporation, association, partnership, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding voting interests or at least a majority of the economic interests.

          "Subsidiary Guarantor" Any Guarantor other than Holdings.

          "Subsidiary Guaranty" The form of Guaranty to be entered into by any Subsidiary Guarantor.

          "Term Loan Commitment" As defined in Section 2.01.

          "Term Loan(s)" As defined in Section 2.01.

          "Term Loan Note" As defined in Section 2.02

          "Unencumbered Property" Any Real Estate located in the contiguous United States that on any date of determination:  (a) is not subject to any Liens (including any such Lien imposed by the organizational documents of the owner of such asset, but excluding Permitted Liens), as certified by an officer of the Borrower Representative asof the date of this Agreement or such later date on which such Real Estate becomes an Unencumbered Property, (b) is not the subject of any matter that materially adversely affects the value of such Real Estate, (c) is not the subject of a Disqualifying Environmental Event, a Disqualifying Building Event or a Disqualifying Legal Event, in each case as certified by an officer of the Borrower Representative on the

Preliminary Restatement Date or such later date on which such Real Estate becomes an Unencumbered Property, (d) has been improved with a Building or Buildings which (1) have been issued a certificate of occupancy (where available) or is otherwise lawfully occupied for its intended use, (2) are fully operational, and (3) subsequent to the date that is twenty-four (24) months after the acquisition date of such Real Estate, have an average rent-paying occupancy rate (by net rentable square feet) of at least 75% for the two most recently ended consecutive fiscal quarters, (e) is wholly owned by a Borrower or a Guarantor that is a wholly-owned Subsidiary and (f) has not been designated by the Borrowers in writing to the Bank as Real Estate that is not an Unencumbered Property because of a Disqualifying Environmental Event, a Disqualifying Building Event or a Disqualifying Legal Event or the Borrower's intention to subject such Unencumbered Property to an indebtedness lien or to sell such Unencumbered Property as permitted under the Credit Agreement.

          "USA Patriot Act" The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended from time to time.

          1.02     Accounting Terms.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP consistent with those applied in the preparation of the audited consolidated financial statements of the Company and its Subsidiaries referred to in this Agreement.

ARTICLE 2. Amount and Terms of the Term Loan

          2.01     Term Loan.  Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth, the Bank agrees to make loans (individually, a "Term Loan" and collectively, the "Term Loans") to the Borrower on the date of this Agreement and on not more than three (3) additional Borrowing Dates occurring prior to March 1,2008, up to the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000) (the "Term Loan Commitment").  Each advance of a Term Loan on a Borrowing Date shall be in an amount of not less than Five Million Dollars ($5,000,000.00).

          2.02     Term Loan Note.  The Term Loans shall be evidenced by, and repaid with interest in accordance with, a single promissory note (the "Term Loan Note") of the Borrower in substantially the form of Exhibit A, duly completed and with blanks appropriately filled in.  The Term Loan Note shall be dated as of the date of this Agreement and the aggregate principal amount of the Term Loans evidenced by the Term Loan Note shall be due and payable on the Maturity Date.

          2.03     Interest.

                         (a)     Each of the Term Loans shall be advanced to the Borrowers in the form of a LIBOR Rate Loan, and the Borrowers agree to pay interest to the Bank on the outstanding unpaid principal amount of each of the Term Loans commencing on the Borrowing Date of each Term Loan continuing to and including the Maturity Date at a rate equal to (i) the LIBOR Rate as determined by Bank, from time to time, for consecutive LIBOR Periods of thirty (30) days, plus (ii) the LIBOR Increment.

                         (b)     All computations of interest shall be made on the basis of a year of 360 days for the actual number of days elapsed. Accrued interest shall be due and payable in immediately available funds on the first day of each month and on the Maturity Date at the Principal Office.  Upon the occurrence of an Event of Default or after the Maturity Date, the aggregate unpaid principal of all Term Loans shall, at the option of Bank, bear interest as a Prime Rate Loan and at a rate which is five (5) percentage points per annum greater than that rate which would otherwise be applicable.

          2.04     Prepayment.  Borrower may prepay a LIBOR Rate Loan only upon at least three (3) Business Days prior written notice to Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the LIBOR Rate Period for such LIBOR Rate Loan. Borrower shall pay to Bank a Breakage Fee as a result of: (i) any payment of a LIBOR Rate Loan on a date other than the last day of the LIBOR Rate Period then in effect; (ii) any failure by Borrower to borrow a LIBOR Rate Loan on the date specified by Borrower's written notice; (iii) any failure by Borrower to pay a LIBOR Rate Loan on the date for payment specified in Borrower's written notice.  If by reason of an Event of Default, Bank elects to declare the Term Loan Note to be immediately due and payable, then any Breakage Fee with respect to a LIBOR Rate Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

          2.05     Required Termination of LIBOR Rate Loans.  In the event Bank shall have reasonably determined, at any time (which determination shall be final, conclusive and binding), that the making or continuation of the LIBOR Rate Loans by Bank:

                         (a)     adequate and reasonable means do not exist for ascertaining the LIBOR Rate for the applicable LIBOR Rate Period, or

                         (b)     has become unlawful by compliance by Bank in good faith with any applicable law, governmental rule, regulation, guideline or order, or

                         (c)     would cause Bank severe hardship as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market (such as, but not limited to, disruptions resulting from political or economic events);

                         then. and in either such event, Bank shall on such date (and in any event as soon as possible after making such determination) give telephonic notice to the Borrower, confirmed in writing, of such determination, whereupon at the end of the then current LIBOR Rate Period, the outstanding principal balance of the Term Loans shall convert to a Prime Rate Loan.

          2.06     Taxes.  If any taxes (other than taxes with respect to the income of Bank), or duties of any kind shall be payable, or ruled to be payable, by or to any taxing authority of or in the United States, or any foreign country, or any political subdivision of any thereof, in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Term Loan Note or this Agreement, or the making of a LIBOR Rate Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination (excluding any taxes imposed on or measured by the net income of Bank), the Borrowers will:

                         (a)     pay on written request therefor all such taxes or duties, including interest and penalty, if any,

                         (b)     promptly furnish Bank with evidence of any such payment, and

                         (c)     indemnify and hold Bank and any holder or holders of the Term Loan Note harmless and indemnified against any liability or liabilities with respect to or in connection with any such taxes or the payment thereof or resulting from any delay or omission to pay such taxes.

          2.07     Facility Fee.  Prior to the initial advance of a Term Loan, the Borrowers shall pay to Bank a non-refundable Facility Fee in the amount of Sixty-Two Thousand Five Hundred Dollars ($62,500.00).

ARTICLE 3. General Payment Provisions and Use of Proceeds

          3.01     Payments.  All payments shall be made by Borrower to Bank at the Principal Office or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.  All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default, payments will be applied to the Indebtedness of Borrower to Bank as Bank determines in its sole discretion.  If any payment under this Agreement or the Term Loan Note becomes due on a day which is not a Business Day, the due date of this Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.  If the entire amount of any required principal and/or interest is not paid in full within five (5) days after the same is due, Borrower shall pay to Bank a late fee equal to five percent (5%) of the required payment.

          3.02     Usury Limitation.  If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Bank to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.  As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement and the other Loan Documents shall be governed by such new law as of its effective date.

          3.03     Use of Proceeds.  The Borrower represents to and covenants with the Bank that all proceeds of the Term Loans will be used to acquire Real Estate and additional equity interests in Locke Sovran I LP and Locke Sovran II LP.

          3.04     Concerning Joint and Several Liability of the Borrowers.

                         (a)     Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Bank under this Term Loan Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

                         (b)     Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.04), it being the intention of the parties hereto that all the Obligations shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.

                         (c)     If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

                         (d)     The Obligations of each of the Borrowers under the provisions of this Section 3.04 constitute full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

                         (e)     Except as otherwise expressly provided in this Term Loan Agreement, each of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Term Loans made under this Term Loan Agreement, notice of any action at any time taken or omitted by the Bank under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Term Loan Agreement.  Each of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Bank at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Term Loan Agreement, any and all other indulgences whatsoever by the Bank in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the

Borrowers.  Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lenders with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 3.04, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this Section 3.04, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this Section 3.04 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each of the Borrowers under this Section 3.04 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers or the Bank.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers or the Bank.

ARTICLE 4. Guaranties

          4.01     Guaranties.  Each of the Guarantors will jointly and severally guaranty all of the Obligations pursuant to its Guaranty.  The Obligations are full recourse obligations of each Borrower and each Guarantor, and all of the respective assets and properties of each Borrower and each Guarantor shall be available for the payment in full in cash and performance of the Obligations.  Other than during the continuance of a Default or Event of Default, at the request of the Borrower Representative, the Guaranty of any Subsidiary Guarantor, except the Holdings Guaranty, shall be released by the Bank if and when all of the Real Estate owned by such Subsidiary Guarantor shall cease to be Unencumbered Properties pursuant to the terms of this Agreement.

ARTICLE 5. Representations and Warranties.

Each of the Borrowers for itself and for the other Borrowers and for each Guarantor insofar as any such statements relate to such Guarantor represents and warrants to the Bank all of the statements contained in this Article 5.

          5.01     Authority; Etc.

                         (a)     Organization: Good Standing.

                                   (i)     SALP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each of SALP and Holdings has all requisite partnership or corporate, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and each of SALP and Holdings is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Real Estate owned by it is located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a materially adverse effect on any of their respective businesses, assets or financial conditions.

                                   (ii)     Sovran is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; each Subsidiary of Sovran is duly organized, validly existing and in good standing as a corporation or partnership or other entity, as the case may be, under the laws of the state of its organization; Sovran and each of its Subsidiaries has all requisite corporate or partnership or other entity, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as now conducted and as presently contemplated; and Sovran and each of its Subsidiaries is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where such qualification is necessary (including, as to Sovran, in the State of New York) except where failure to be so qualified in such other jurisdiction would not have a materially adverse effect on the business, assets or financial condition of Sovran or such Subsidiary.

                                   (iii)     As to each subsequent Guarantor, a provision similar, as applicable, to (a)(i) or (ii) above shall be included in each such subsequent Guarantor's Subsidiary Guaranty, and the Borrowers shall be deemed to make for itself and on behalf of each such subsequent Guarantor a representation and warranty as to such provision regarding such subsequent Guarantor.

                         (b)     Capitalization.

                                   (i)     The outstanding equity of SALP is comprised of a general partner interest and limited partner interests, all of which have been duly issued and are outstanding and fully paid and non-assessable.  All of the issued and outstanding general partner interests of SALP are owned and held of record by Holdings. Except as set forth in the Agreement of Limited Partnership of SALP, there are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in SALP.  There are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on SALP or Sovran which require or could require SALP or Sovran to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any equity interests of SALP.  No general partnership interests of SALP are subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies, or any other similar agreements or interests (whether written or oral).

                                   (ii)     The issued and outstanding voting and non-voting shares of the common stock of Holdings, and all of the other equity interests in Holdings, all of which have been duly issued and are outstanding and fully paid and non-assessable, are owned and held of record by Sovran.  There are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in Holdings, and there are no outstanding options, warrants, or other similar rights to acquire any shares of any class in the capital of or any other equity interests in Holdings.  There are no outstanding commitments, options, warrants, calls or other agreements or obligations (whether written or oral) binding on Holdings to issue, sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any shares of any class in the capital of or other equity interests in Holdings.  No shares of, or equity interests in Holdings held by Sovran are subject to any restrictions on transfer pursuant to any of Holding's applicable charter, by-laws or any shareholder agreements, voting agreements, voting trusts, trust agreements, trust deeds, irrevocable proxies or any other similar agreements or instruments (whether written or oral).

                         (c)     Due Authorization.  The execution, delivery and performance of this Term Loan Agreement and the other Loan Documents to which any of the Borrowers or any of the Guarantors is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Borrower and such Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of such Borrower or such Guarantor and any general partner or other controlling Person thereof, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Borrower or such Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to such Borrower or such Guarantor, (iv) do not conflict with any provision of the agreement of limited partnership, any certificate of limited partnership, the charter documents or by-laws of such Borrower or such Guarantor or any general partner or other controlling Person thereof, and (v) do not contravene any provisions of, or constitute a default, Default or Event of Default hereunder or a failure to comply with any term, condition or provision of, any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to such Borrower or such Guarantor or any of such Borrower's or such Guarantor's properties (except for any such failure to comply under any such other agreement, instrument, judgment, order, decree, permit, license, or undertaking as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of any Borrower, the Operating Subsidiaries or any Guarantor) or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of any Borrower, the Operating Subsidiaries or any Guarantor.

                         (d)     Enforceability.  Each of the Loan Documents to which any of the Borrowers or any of the Guarantors is a party has been duly executed and delivered and constitutes the legal, valid and binding obligations of each such Borrower and each such Guarantor, as the case may be, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and to the fact that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          5.02     Governmental Approvals.  The execution, delivery and performance by each Borrower of this Term Loan Agreement and by each Borrower and each Guarantor of the other Loan Documents to which such Borrower or such Guarantor is or is to become a party and the transactions contemplated hereby and thereby do not require (i) the approval or consent of any governmental agency or authority other than those already obtained, or (ii) filing with any governmental agency or authority, other than filings which will be made with the SEC when and as required by law.

          5.03     Title to Properties; Leases.  The Borrowers, the Guarantors and their respective Subsidiaries each has good title to all of its respective properties, assets and rights of every name and nature purported to be owned by it.

          5.04     Financial Statements.  The following financial statements have been furnished to the Bank:

                         (a)     The audited consolidated balance sheet of Sovran and its Subsidiaries (including, without limitation, SALP) as of December 31, 2006 and their related consolidated income statements for the fiscal year ended December 31, 2006 and the unaudited consolidated balance sheet of Sovran and its Subsidiaries as of June 30, 2007 and their related consolidated income statements for the fiscal quarter then ended, certified by the chief financial officer of Sovran.  Such balance sheet and income statements have been prepared in accordance with GAAP and fairly present the financial condition of Sovran and its Subsidiaries as of the close of business on the dates thereof and the results of operations for the fiscal periods then ended.  There are no contingent liabilities of Sovran as of such dates involving material amounts, known to the officers of the Borrowers, not disclosed in said financial statements and the related notes thereto.

                         (b)     Sovran's Annual Report on Form 10-K for the year ended December 31, 2006 and Sovran's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, both filed with the SEC pursuant to the Securities and Exchange Act of 1934, as amended.

          5.05     Fiscal Year.  The Borrowers and their respective Subsidiaries each has a fiscal year which is the twelve months ending on December 31 of each calendar year.

          5.06     Franchises, Patents, Copyrights. Etc.  Each Borrower, each Guarantor and each of their respective Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their respective businesses substantially as now conducted without known conflict with any rights of others.

          5.07     Litigation.  Except as stated on Schedule 5.07, there are no actions, suits, proceedings or investigations of any kind pending or threatened against any Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either individually or in the aggregate, materially adversely affect the properties, assets, financial condition or business of such Borrower, such Guarantor or their respective Subsidiaries or materially impair the right of such Borrower, such Guarantor or their respective Subsidiaries to carry on their respective businesses substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained, as reflected in the applicable financial statements of the Borrowers, or which question the validity of this Term Loan Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

          5.08     No Materially Adverse Contracts, Etc.  None of any Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate, partnership or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on their respective businesses, assets or financial conditions.  None of any Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of their respective officers, to have any materially adverse effect on the respective businesses of such Borrower, such Guarantor or any of their respective Subsidiaries.

          5.09     Compliance With Other Instruments, Laws, Etc.  None of any Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its partnership agreement, charter documents, bylaws or other organizational documents, as the case may be, or any respective agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result, individually or in the aggregate, in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or businesses of such Borrower, such Guarantor or any of their respective Subsidiaries.

          5.10     Tax Status.

                         (a)     Each of the Borrowers, the Guarantors and their respective Subsidiaries (A) has timely made or filed all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (B) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (C) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, and (ii) there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the respective officers of the Borrowers and the Guarantors and their respective Subsidiaries know of no basis for any such claim.

                         (b)     To the best of the Borrowers' knowledge, each Partially-Owned Entity (i) has timely made or filed all federal. state and local income and all other tax returns. reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  To the best of the Borrowers' knowledge, except as otherwise disclosed in writing to the Bank, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction from any Partially-Owned Entity, and the officers of the Borrowers know of no basis for any such claim.

          5.11     No Event of Default: No Materially Adverse Changes.  No default, Default or Event of Default has occurred and is continuing.  Since September 30, 2005, there has occurred no materially adverse change in the businesses, assets, operations, conditions (financial or otherwise) or prospects of Sovran and its Subsidiaries or SALP and its Subsidiaries as shown on or reflected in the consolidated balance sheet of Sovran and its Subsidiaries as at September 30, 2005, or the consolidated statement of income for the fiscal quarter then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the businesses, assets, operations, conditions (financial or otherwise) or prospects of Sovran, SALP or any of their respective Subsidiaries.

          5.12     Investment Company Act; Public Utility Holding Company Act.  None of any Borrower, any Guarantor or any of their respective Subsidiaries is (a) an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          5.13     Absence of UCC Financing Statements, Etc.  Except for Permitted Liens, there are no financing statement, security agreement, chattel mortgage, real estate mortgage, equipment lease, financing lease, option, encumbrance or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien or encumbrance on, or security interest in, any Unencumbered Property.  Neither any Borrower nor any Guarantor has pledged or granted any lien on or security interest in or otherwise encumbered or transferred any of their respective interests in any Subsidiary (including in the case of Sovran, its interests in SALP, and in the case of any Borrower, its interests in the Operating Subsidiaries) or in any Partially-Owned Entity.

          5.14     Absence of Liens.  A Borrower or a Guarantor is the owner of the Unencumbered Properties free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

          5.15     Certain Transactions.  Except as set forth on Schedule 5.15, none of the officers, partners, directors, or employees of any Borrower or any Guarantor or any of their respective Subsidiaries is presently a party to any transaction with any Borrower, any Guarantor or any of their respective Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural Person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest has a substantial interest or is an officer, director, trustee or partner.

          5.16     Employee Benefit Plans.

                         (a)     In General.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA.  The Borrowers have heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

                         (b)     Terminability of Welfare Plans.  No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.  The Borrowers may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrowers without liability to any Person other than for claims arising prior to termination.

                         (c)     Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither any Borrower or any Guarantor nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Borrower or any Guarantor or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of thirty (30) days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $500,000.

                         (d)     Multiemployer Plans.  Neither any Borrower nor any Guarantor nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither any Borrower nor any Guarantor nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

          5.17     Regulations U and X.  The proceeds of the Loans shall be used for the purposes described in Section 3.03.  No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or

"margin stock" in violation of (and, as such terms are used in) Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

          5.18     Environmental Compliance.  The Borrowers have caused environmental assessments to be conducted and/or taken other steps to investigate the past and present environmental condition and usage of the Real state and the operations conducted thereon.  Based upon such assessments and/or investigation, the Borrowers represent and warrant that:

                         (a)     None of any Borrower, any Guarantor, any of their respective Subsidiaries or any operator of the Real Estate or any portion thereof, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation or alleged violation has, or its remediation would have, by itself or when aggregated with all such other violations or alleged violations, a material adverse effect on the environment or the business, assets or financial condition of any Borrower, any Guarantor or any of their respective Subsidiaries, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property.

                         (b)     None of any Borrower, any Guarantor or any of their respective Subsidiaries has received notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; which event described in any such notice would have a material adverse effect on the business, assets or fmancial condition of any Borrower, any Guarantor or any of their respective Subsidiaries, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property.

                         (c)     None of the Borrowers. the Guarantors or the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

          5.19     Subsidiaries.  Schedule 5.19 sets forth all of the respective Subsidiaries of Sovran or SALP, and Schedule 5.19 will be updated to reflect any subsequent Guarantor and its Subsidiaries, if any.

          5.20     Loan Documents.  All of the representations and warranties of the Borrowers and the Guarantors made in this Term Loan Agreement and in the other Loan Documents or any document or instrument delivered to the Bank pursuant to or in connection with any of such Loan Documents are true and correct in all material respects and do not include any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such representations and warranties not materially misleading.

          5.21     REIT Status.  Sovran has not taken any action that would prevent it from maintaining its qualification as a REIT for its tax year ended December 31,2006, or from maintaining such qualification at all times during the term of the Loans. Sovran is not a "pension held REIT" within the meaning of §856(h)(3)(D) of the Code.

ARTICLE 6. Covenants of the Borrowers and the Guarantors.

          Each of the Borrowers for itself and on behalf of each of the Guarantors (if and to the extent expressly included in Subsections contained in this Section) covenants and agrees that, so long as any Indebtedness arising under this Agreement or the Term Loan Note is outstanding or the Bank has any obligation to make any Term Loans:

          6.01     Punctual Payment.  The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Term Loans and all interest, fees, charges and other amounts provided for in this Term Loan Agreement and the other Loan Documents, all in accordance with the terms of this Term Loan Agreement and the Term Loan Note, and the other Loan Documents.

          6.02     Maintenance of Office.  Each of the Borrowers and the Guarantors will maintain its chief executive office in Buffalo, New York, or at such other place in the contiguous United States of America as each of them shall designate upon written notice to the Bank to be delivered within five (5) days of such change, where notices, presentations and demands to or upon the Borrowers and the Guarantors, as the case may be, in respect of the Loan Documents may be given or made.

          6.03     Records and Accounts.  Each of the Borrowers and the Guarantors will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), contingencies, depreciation and amortization of its properties and the properties of its Subsidiaries and (c) at all times engage Ernst & Young LLP o; other accountants reasonably acceptable to the Bank as the independent certified public accountants of Sovran, SALP and their respective Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of Sovran, SALP and their respective Subsidiaries and the appointment in such capacity of a successor firm as Accountants.

          6.04     Financial Statements, Certificates and Information.  The Borrowers will deliver to the Bank true and correct copies of financial statements, certificates and information required to be delivered to the Administrative Agent under the terms of Section 8.4 of the Credit Agreement within the time periods or by the dates specified therein.

          6.05     Notices.

                         (a)     Defaults.  Each Borrower will, and will cause each Guarantor, as applicable, to, promptly notify the Bank in writing of the occurrence of any default, Default or Event of Default. If any Person shall give any notice or take any other action in respect of (x) a claimed default (whether or not constituting a Default or an Event of Default) under this Term Loan Agreement or (y) a claimed default by any Borrower, any Guarantor or any of their respective Subsidiaries, as applicable, under any note, evidence of Indebtedness, indenture or other obligation to which or with respect to which any of them is a party or obligor, whether as principal, guarantor or surety, and such default would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof or otherwise cause the entire Indebtedness to become due, such Borrower or such Guarantor, as the case may be, shall forthwith give written notice thereof to the Bank, describing the notice or action and the nature of the claimed failure to comply.

                         (b)     Environmental Events.  Each Borrower will, and will cause each Guarantor to, promptly give notice in writing to the Bank (i) upon such Borrower's or such Guarantor's obtaining knowledge of any material violation of any Environmental Law regarding any Real Estate or such Borrower's or such Guarantor's operations or the operations of any of their Subsidiaries, (ii) upon such Borrower's or such Guarantor's obtaining knowledge of any known Release of any Hazardous Substance at, from, or into any Real Estate which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of such Real Estate, (iii) upon such Borrower's or such Guarantor's receipt of any notice of material violation of any Environmental Laws or of any material Release of Hazardous Substances in violation of any Environmental Laws or any matter that may be a Disqualifying Environmental Event, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Borrower's or such Guarantor's or any other Person's operation of any Real Estate, (B) contamination on, from or into any Real Estate, or (C) investigation or remediation of off-site locations at which such Borrower or such Guarantor or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, or (iv) upon such Borrower's or such Guarantor's obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which such Borrower or such Guarantor or any Partially-Owned Entity may be liable or for which a lien may be imposed on any Real Estate; any of which events described in clauses (i) through (iv) above would have a material adverse effect on the business, assets or financial condition of any Borrower, any Guarantor or any of their respective Subsidiaries, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property.

                         (c)     Notification of Claims against Unencumbered Properties.  Each Borrower will, and will cause each Guarantor to, promptly upon becoming aware thereof, notify the Bank in writing of any setoff, claims, withholding or other defenses to which any of the Unencumbered Properties are subject, which (i) would have a material adverse effect on (x) the business, assets or financial condition of any Borrower, any Guarantor or any of their respective Subsidiaries, or (y) the value of such Unencumbered Property, or (ii) with respect to such Unencumbered Property, constitute a Disqualifying Environmental Event, a Disqualifying Legal Event, a Disqualifying Building Event or a Lien which is not a Permitted Lien.

                         (d)     Notice of Litigation and Judgments.  Each Borrower will, and will cause each Guarantor to. and the Borrowers will cause each of their respective Subsidiaries to. give notice to the Bank in writing within ten (10) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings an adverse determination in which could materially affect any Borrower, any Guarantor or any of their respective Subsidiaries or any Unencumbered Property or to which any Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against any Borrower, any Guarantor or any of their respective Subsidiaries that could reasonably be expected to have a materially adverse effect on such Borrower or such Guarantor or their respective properties, business, assets, financial condition or prospects or on the value or operation of the Unencumbered Properties and stating the nature and status of such litigation or proceedings.  Each Borrower will, and will cause each of the Guarantors and the Subsidiaries to, give notice to the Bank, in writing, in form and detail reasonably satisfactory to the Bank, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any Borrower, any Guarantor or any of their Subsidiaries in an amount in excess of $100,000.

          6.06     Existence of SALP, Holdings and Subsidiary Guarantors; Maintenance of
Properties.  SALP for itself and for Holdings and each Subsidiary Guarantor (insofar as any such statements relate to Holdings or such Subsidiary Guarantor) will do or cause to be done all things necessary to, and shall, preserve and keep in full force and effect its existence as a limited partnership, corporation or another legally constituted entity, and will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries, and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership. SALP shall be the owner of substantially all of the Real Estate owned by the Borrowers and their respective Subsidiaries and shall not permit any Subsidiary of any Borrower to own any Real Estate without the prior written consent of the Bank, and then only in specific circumstances outside of the ordinary course of business.  In any such case, such Subsidiary shall be wholly-owned by Sovran or SALP and shall become a Subsidiary Guarantor. SALP (a) will cause all necessary repairs, renewals, replacements, betterments and improvements to be made to all Real Estate owned or controlled by it or by any of its Subsidiaries or any Subsidiary Guarantor, all as in the judgment of SALP or such Subsidiary or such Subsidiary Guarantor may be necessary so that the business carried on in connection therewith may be properly conducted at all times, subject to the terms of the applicable Leases and partnership agreements or other entity charter documents, (b) will cause all of its other properties and those of its Subsidiaries and the Subsidiary Guarantors used or useful in the conduct of its business or the business of its Subsidiaries or such Subsidiary Guarantor to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and (c) will, and will cause each of its Subsidiaries and each Subsidiary Guarantor to, continue to engage exclusively in the business of owning and operating self storage facilities, which self storage facilities shall be known primarily as "Uncle BOB'S Self Storage"; provided that nothing in this Term Loan Agreement shall prevent the Borrowers from entering into Tower Leases or occasional non-material Leases of retail or office space incidental to the Borrowers' owning and operating self storage facilities; and providedfurther that nothing in this Section 6.06 shall prevent any Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of SALP, desirable in the conduct of its or their business and such discontinuance does not cause a Default or an Event of Default hereunder and does not in the aggregate materially adversely affect the business of the Borrowers and their respective Subsidiaries on a consolidated basis.  Holdings shall at all times he a wholly-owned Subsidiary of Sovran and the sole general partner of SALP and shall be the owner of at least 1% of the outstanding partnership interests in SALP.

          6.07     Existence of Sovran; Maintenance of REIT Status of Sovran; Maintenance of Properties.  Sovran will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Maryland corporation. Sovran will at all times maintain its status as a REIT and not to take any action which could lead to its disqualification as a REIT.  Sovran shall at all times maintain its listing on the New York Stock Exchange. Sovran will continue to operate as a fully-integrated, self-administered and self-managed real estate investment trust which, together with its Subsidiaries (including, without limitation SALP) owns and operates an improved property portfolio comprised exclusively of self-storage facilities.  Sovran will not engage in any business other than the business of acting as a REIT and serving as a limited partner of SALP and as a member, partner or stockholder of other Persons as permitted by this Term Loan Agreement.  Sovran shall conduct all or substantially all of its business operations through SALP, and shall not own real estate assets outside of its interests in SAW.  Sovran shall cause SALP to own substantially all of the Real Estate owned by the Borrowers and their respective Subsidiaries and shall not permit any Subsidiary of any Borrower to become the owner of any Real Estate without the prior written consent of the Bank, and then only in specific circumstances outside of the ordinary course of business.  In any such case, such Subsidiary shall be wholly-owned by Sovran or SALP and shall become a Subsidiary Guarantor.  Sovran shall do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries.  Sovran shall (a) cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Sovran may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) cause SALP and each of its Subsidiaries to continue to engage exclusively in the business of owning and operating self storage facilities, which self-storage facilities shall be known primarily as "Uncle BOB'S Self Storage"; provided that nothing in this Section 6.07 shall prevent Sovran from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of Sovran, desirable in the conduct of its or their business and such discontinuance does not cause a Default or an Event of Default hereunder and does not in the aggregate materially adversely affect the business of Sovran and its Subsidiaries on a consolidated basis.

          6.08     Insurance.  Each Borrower will, and will cause each Guarantor to, maintain with respect to its properties, and will cause each of its Subsidiaries to maintain with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be in accordance with the general practices of businesses having similar operations and real estate portfolios in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

          6.09     Taxes.  Each Borrower will, and will cause each Guarantor to, pay or cause to be paid real estate taxes, other taxes, assessments and other governmental charges against the Real Estate before the same become delinquent and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon its sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of the Real Estate; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Guarantor shall have set aside on its books adequate reserves with respect thereto; and provided further that such Borrower or such Guarantor will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.  If requested by the Bank, the Borrowers will provide evidence of the payment of real estate taxes, other taxes, assessments and other governmental charges against the Real Estate in the form of receipted tax bills or other form reasonably acceptable to the Bank.

          6.10     Inspection of Properties and Books.  Each Borrower will, and will cause each Guarantor to, permit the Bank to visit and inspect any of the properties of any Borrower, any Guarantor or any of their respective Subsidiaries, to examine the books of account of the Borrowers, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Bank may reasonably request; provided that the Borrowers shall only be responsible for the costs and expenses incurred by the Bank in connection with such inspections after the occurrence and during the continuance of an Event of Default.  The Bank agrees to keep any non-public information delivered or made available by the Borrowers to it confidential from anyone other than persons employed or retained by the Bank (including, without limitation, employees, officers, attorneys and other advisors) who, in the reasonable determination of the Bank, reasonably need to know such information and who are or are expected to become engaged in evaluating, approving, structuring or administering the Term Loans or rendering legal advice in connection with the Term Loans; provided such employees, officers, attorneys and other advisors agree to keep such information confidential in accordance with this Section 6.10; and provided further that nothing herein shall prevent the Bank or persons employed or retained by the Bank from disclosing such information (i) to any other person if reasonably incidental to the administration of the Term Loans, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority, (iv) which has been publicly disclosed other than as a result of a disclosure by the Bank which is not permitted by this Term Loan Agreement, (v) in connection with any litigation to which the Bank, or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to the Bank, legal counsel and independent auditors, and (viii) as otherwise required by law. Notwithstanding anything herein to the contrary, the Bank may disclose to any and all Persons, without limitation of any kind, any information with respect to "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation §1.6011.4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Bank relating to such tax treatment and tax structure.

          6.11     Compliance with Laws.  Contracts, Licenses. and Permits. Each Borrower will, and will cause each Guarantor to, comply with, and will cause each of their respective Subsidiaries to comply with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including, without limitation, all Environmental Laws and all applicable federal and state securities laws, (b) the provisions of its partnership agreement and certificate or corporate charter and other charter documents and by-laws, as applicable, (c) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound (including the Real Estate and the Leases) and (d) all applicable decrees, orders, and judgments.  If at any time while any Term Loan is outstanding or the Bank has any obligation to make Term Loans hereunder, any permit shall become necessary or required in order that any Borrower may fulfill any of its obligations hereunder, the Borrowers and the Guarantors will immediately take or cause to be taken all reasonable steps within the power of the Borrowers or the Guarantors, as applicable, to obtain such permit and furnish the Bank with evidence thereof.

          6.12     Use of Proceeds.  Subject at all times to the other provisions of this Term Loan Agreement, the Borrowers will use the proceeds of the Term Loans solely to finance the acquisition of Real Estate.

          6.13     Acquisition of Unencumbered Properties.  The Borrowers shall, within seven (7) Business Days of the acquisition of an Unencumbered Property or the qualification of any Real Estate as an Unencumbered Property, deliver to the Bank a certificate from an officer of the Borrower Representative certifying that such Real Estate satisfies the requirements for an Unencumbered Property set forth in the definition thereof.

          6.14     Solvency of Guarantor.  The Borrowers shall cause the Subsidiary Guarantor to remain solvent and shall provide each Subsidiary Guarantor with such funds and assets as such Subsidiary Guarantor shall require in the operation of its business, all in consideration of such Guarantor's execution and delivery of its Guaranty.

          6.15     Further Assurances.  Each Borrower will, and will cause each Guarantor to, cooperate with, and to cause each of its Subsidiaries to cooperate with, the Bank and execute such further instruments and documents as the Bank shall reasonably request to carry out to their satisfaction the transactions contemplated by this Term Loan Agreement and the other Loan Documents.

          6.16     Environmental Indemnification.  The Borrowers jointly and severally covenant and agree that they will indemnify and hold the Bank, and each of its Affiliates, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Bank (including all reasonable costs of legal representation incurred by the Bank, but excluding, as applicable, for the Bank any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Bank or any of its respective Affiliates) relating to (a) any Release or threatened Release of Hazardous Substances on any Real Estate; (b) any violation of any Environmental Laws with respect to conditions at any Real Estate or the operations conducted thereon; (c) the investigation or remediation of off-site locations at which any Borrower, any Guarantor or any of their respective Subsidiaries or their predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (d) any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances relating to Real Estate (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property).  It is expressly acknowledged by each Borrower that this covenant of indemnification shall survive the payment of the Term Loans and shall inure to the benefit of the Bank and its respective Affiliates, their respective successors, and their respective assigns under the Loan Documents permitted under this Term Loan Agreement.

          6.17     Response Actions.  Each Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate owned by it or any of its Subsidiaries, such Borrower will cause the prompt containment and removal of such Hazardous Substances and remediation of such Real Estate as necessary to comply with all Environmental Laws or to preserve the value of such Real Estate.

          6.18     Environmental Assessments.  If the Bank has reasonable grounds to believe that a Disqualifying Environmental Event has occurred with respect to any Unencumbered Property, after reasonable notice by the Bank, whether or not a Default or an Event of Default shall have occurred, the Bank may determine that the affected Real Estate no longer qualifies as an Unencumbered Property; provided that prior to making such determination, the Bank shall give the Borrower Representative reasonable notice and the opportunity to obtain one or more environmental assessments or audits of such Unencumbered Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Bank, which approval will not be unreasonably withheld, to evaluate or confirm (i) whether any Release of Hazardous Substances has occurred in the soil or water at such Unencumbered Property and (ii) whether the use and operation of such Unencumbered Property materially complies with all Environmental Laws (including not being subject to a matter that is a Disqualifying Environmental Event). Such assessment will then be used by the Bank to determine whether a Disqualifying Environmental Event has in fact occurred with respect to such Unencumbered Property.  All such environmental assessments shall be at the sole cost and expense of the Borrowers.

          6.19     Employee Benefit Plans.

                         (a)     In General.  Each Employee Benefit Plan maintained by any Borrower, any Guarantor or any of their respective ERISA Affiliates will be operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

                         (b)     Terminability of Welfare Plans.  With respect to each Employee Benefit Plan maintained by any Borrower, any Guarantor or any of their respective ERISA Affiliates which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, such Borrower, such Guarantor, or any of their respective ERISA Affiliates, as the case may be, has the right to terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) without liability other than liability to pay claims incurred prior to the date of termination.

                         (c)     Unfunded or Underfunded Liabilities.  The Borrowers will not, and will not permit any Guarantor to, at any time, have accruing or accrued unfunded or underfunded liabilities with respect to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, or permit any condition to exist under any Multiemployer Plan that would create a withdrawal liability.

          6.20     No Amendments to Certain Documents.  The Borrowers will not, and will not permit any Guarantor to, at any time cause or permit its certificate of limited partnership, agreement of limited partnership, articles of incorporation, by-laws or other charter documents, as the case may be, to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written consent or approval of the Bank in its sole discretion, if such changes would affect Sovran's REIT status or otherwise materially adversely affect the rights of the Bank hereunder or under any other Loan Document.

          6.21     Compliance with Negative Covenants in The Credit Agreement.  The Borrowers will comply in all respects with (a) each of the covenants contained in Section 9 of the Credit Agreement, and (b) each of the financial covenants contained in Section 10 of the Credit Agreement.

ARTICLE 7. Conditions to the Initial Advance of the Term Loan.

The obligations of the Bank to advance the initial Term Loan shall be subject to the satisfaction of the following conditions precedent:

          7.01     Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

          7.02     Certified Copies of Organization Documents.  The Bank shall have received from each Borrower and Holdings a copy, certified by a duly authorized officer of such Person (or its general partner, in the case of SALP), to be true and complete, of each of its certificate of limited partnership, agreement of limited partnership, incorporation documents, by-laws, and/or other organizational documents as in effect along with any other organization documents of any
Borrower (and its general partner, in the case of SALP) or Holdings, as the case may be, and each as in effect on the date of such certification.

          7.03     By-laws; Resolutions.  All action on the part of the Borrowers and Holdings necessary for the valid execution, delivery and performance by the Borrowers and Holdings of this Term Loan Agreement and the other Loan Documents to which either of them is or is to become a party shall have been duly and effectively taken, and satisfactory evidence thereof shall have been provided to the Bank.  Without limiting the foregoing, the Bank shall have received from Holdings true copies of its by-laws and the resolutions adopted by its board of directors authorizing the transactions described herein and evidencing the due authorization, execution and delivery of the Loan Documents to which SALP and Holdings are a party, each certified by the secretary as of a recent date to be true and complete.

          7.04     Incumbency Certificate; Authorized Signers.  The Bank shall have received from each of the Borrowers and Holdings an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer such Person and giving the-name of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party; (b) in the case of the Borrower Representative, to make Loan Requests on behalf of the Borrowers; and (c) in the case of the Borrower Representative, to give notices and to take other action on behalf of the Borrowers and the Guarantors under the Loan Documents.

          7.05     Certificates of Insurance.  The Bank shall have received (a) current certificates of insurance as to all of the insurance maintained by each Borrower and their respective Subsidiaries on the Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker, identifying insurers, types of insurance, insurance limits, and policy terms; and (b) such further information and certificates from the Borrowers, their insurers and insurance brokers as the Bank may reasonably request.

          7.06     Opinion of Counsel Concerning Organization and Loan Documents.  The Bank shall have received favorable opinions addressed to the Bank in form and substance satisfactory to the Bank from Phillips Lytle LLP, as counsel to the Borrowers and their respective Subsidiaries with respect to New York law and certain matters of Delaware corporate law and Maryland corporate law.

          7.07     Tax and Securities Law Compliance.  The Bank shall also have received from Phillips Lytle LLP, as counsel to the Borrowers, a favorable opinion addressed to the Bank, in form and substance satisfactory to the Bank, with respect to the qualification of Sovran as a REIT and certain other tax and securities laws matters.

          7.08     Guaranties.  Each of the Guaranties to be executed and delivered on the Closing Date shall have been duly executed and delivered by the Guarantor thereunder.

          7.09     UCC-11 Reports.  The Bank shall have received UCC-11 search results from the appropriate jurisdictions for each Borrower and the Guarantor.

          7.10     Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Term Loan Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in form and substance to the Bank and the Bank shall have received all information and such counterpart originals or certified or other copies of such documents as the Bank may reasonably request.

          7.11     Fees.  The Borrowers shall have paid to the Bank all of the fees and expenses that are due and payable as of the Closing Date in accordance with this Term Loan Agreement.

          7.12     Compliance Certificate.  The Borrowers shall have delivered a compliance certificate in the form of Exhibit C hereto evidencing continued compliance with the terms of this Agreement and the Credit Agreement.

          7.13     Subsequent Guarantors.  As a condition to the effectiveness of any subsequent Guaranty, each subsequent Guarantor shall deliver such documents, agreements, instruments and opinions as the Bank shall require as to such Guarantor and the unencumbered Property owned by such Guarantor that are analogous to the deliveries made by the Guarantors as of the Closing Date pursuant to Section 7.02 through Section 7.04.

ARTICLE 8. Conditions to all Advances of the Term Loans

          The obligations of the Bank to make the additional Term Loans shall also be subject to the satisfaction of the following conditions precedent:

          8.01     Representations True; No Event of Default; Compliance Certificate.  Each of the representations and warranties of the Borrowers and the Guarantors contained in this Term Loan Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Term Loan Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of each Term Loan with the same effect as if made at and as of that time except to the extent that such representations and warranties relate expressly to an earlier date); and no Default or Event of Default under this Term Loan Agreement shall have occurred and be continuing on the date of any advance of any Term Loan. Each of the Bank shall have received a Compliance Certificate of the Borrowers in the form of Exhibit C hereto.

          8.02     No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Bank would make it illegal for the Bank to make such Term Loan.

ARTICLE 9. Events of Default, Acceleration, etc.

          9.01     Events of Default and Acceleration.  If any of the following events ("Events of Default") shall occur:

                         (a)     the Borrowers shall fail to pay any principal of the Term Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                         (b)     the Borrowers shall fail to pay any interest on the Term Loans or any other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure continues for five (5) days;

                         (c)     any Borrower or any Guarantor or any of their respective Subsidiaries shall fail to comply with any of their respective covenants contained in Sections 6.01, 6.06,6.07, 6.12, 6.14, 6.20 or 6.21;

                         (d)     any Borrower or any Guarantor or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any other Loan Document (other than those specified elsewhere in this Section 9.01) and such failure continues for thirty (30) days;

                         (e)     any representation or warranty of any Borrower or any Guarantor in this Term Loan Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Term Loan Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

                         (f)     an "Event of Default" shall have occurred and be continuing under the terms of the Credit Agreement;

                         (g)     any Borrower, any Guarantor or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any Borrower, any Guarantor or any of their respective Subsidiaries or of any substantial part of the properties or assets of any Borrower. any Guarantor or any of their respective Subsidiaries or shall commence any case or other proceeding relating to any Borrower, any Guarantor or any of their respective Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Borrower, any Guarantor or any of their respective Subsidiaries and (i) any Borrower, any Guarantor or any of their respective Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or (ii) any such petition, application, case or other proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; ;

                         (h)     a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any Borrower, any Guarantor or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower, any Guarantor or any of their respective Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

                         (i)     any of the Loan Documents or any material provision of any Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Bank any Guaranty shall be cancelled, terminated, revoked or rescinded at any time or for any reason whatsoever, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower or any of its Subsidiaries or any Guarantor or any of its Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof;

                         (j)     any "Event of Default" or default (after notice and expiration of any period of grace, to the extent provided, and if none is specifically provided, then for a period of thirty (30) days after notice), as defined or provided in any of the other Loan Documents, shall occur and be continuing;

then, and in any such event, so long as the same may be continuing, the Bank may, by notice in writing to the Borrowers, declare all amounts owing with respect to this Term Loan Agreement, the Term Loan Note and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower and each Guarantor; provided that in the event of any Event of Default specified in Section 9.01(g) or Section 9.01(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Bank or action by the Bank.

          9.02     Termination of Commitments.  If any one or more Events of Default specified in Section 9.01(g) or Secton 9.01(h) shall occur, any obligation of the Bank to make the additional Term Loans hereunder shall forthwith terminate and the Bank shall be relieved of all obligations to make such additional Term Loans to the Borrowers. No such termination of the credit hereunder shall relieve any Borrower or any Guarantor of any of the Obligations or any of its existing obligations to the Bank arising under other agreements or instruments.

          9.03     Remedies.  In the event that one or more Events of Default shall have occurred and be continuing, whether or not the Bank shall have accelerated the maturity of the Term Loans pursuant to Section 9.01, the Bank if owed any amount with respect to the Term Loans proceeds to protect and enforce the rights and remedies of the Bank under this Term Loan Agreement, the Term Loan Note, any or all of the other Loan Documents or under applicable law by suit in equity, action at law or other appropriate proceeding (including for the specific performance of any covenant or agreement contained in this Term Loan Agreement or the other Loan Documents or any instrument pursuant to which the Obligations are evidenced and the obtaining of the appointment of a receiver) and, if any amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right or remedy of the Bank under the Loan Documents or applicable law.  No remedy herein conferred upon the Bank or the holder of any Term Loan Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any of the other Loan Documents or now or hereafter existing at law or in equity or by statute or any other provision of law.

          9.04     Distribution of Proceeds.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Bank receives any monies from the Borrowers or in connection with the enforcement of any the Guaranties, such monies shall be distributed for application as follows:

                         (a)     First, to the payment of, or (as the case may be) the reimbursement of the Bank for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Bank in connection with the collection of such monies by the Bank, for the exercise, protection or enforcement by the Bank of all or any of the rights, remedies, powers and privileges of the Bank under this Term Loan Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Bank against any taxes or liens which by law shall have, or may have, priority over the rights of the Bank to such monies;

                         (b)     Second, to all other Obligations in such order or preference as the Bank may determine;

                         (c)     Third, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

ARTICLE 10. Set Off.

          Borrowers and each Guarantor hereby grants to the Bank a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits and property, now or hereafter in the possession, custody, safekeeping or control of the Bank and its successors and assigns or in transit to any of them. Without demand or notice to the extent permitted by applicable law, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch at which such deposits are held, but specifically excluding tenant security deposits, other fiduciary accounts and other segregated escrow accounts required to be maintained by any of the Borrowers for the benefit of any third party) or other sums credited by or due from the Bank to any of the Borrowers or any other property of any of the Borrowers in the possession of the Bank may be applied to or set off against the payment of the Obligations.

ARTICLE 11. Expenses.

          The Borrowers jointly and severally agree to pay (a) the reasonable fees, expenses and disbursements of the Bank's outside counsel or any local counsel to the Bank incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (b) the fees, expenses and disbursements of the Bank incurred by the Bank in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, including, without limitation, the fees and disbursements of the Bank's counsel in preparing the documentation, (c) all reasonable expenses (including reasonable attorneys' fees and costs, which attorneys may be employees of the Bank, and the fees and costs of appraisers, engineers, investment bankers, surveyors or other experts retained by the Bank in connection with any such enforcement proceedings) incurred by the Bank in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against any Borrower or any Guarantor or the administration thereof after the occurrence and during the continuance of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or "workout" of the Term Loans), and (ii) subject to the limitation set forth in Section 12 hereof, any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Bank's relationship with any Borrower or any Guarantor, (d) all reasonable fees, expenses and disbursements of the Bank incurred in connection with UCC searches and (e) all costs incurred by the Bank in the future in connection with its inspection of the Unencumbered Properties after the occurrence and during the continuance of an Event of Default.  The covenants of this Section 11 shall survive payment or satisfaction of payment of amounts owing with respect to the Term Loan Note.

ARTICLE 12. Indemnification.

          The Borrowers jointly and severally agree to indemnify and hold harmless the Bank and the shareholders, directors, agents, counsel, professional advisors, officers, subsidiaries and Affiliates of the Bank (each group consisting of an Agent or a Lender and its respective shareholders, directors, agents, counsel, professional advisors, officers, subsidiaries and Affiliates being an "Indemnified Bank's Group") from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, settlement payments, obligations, damages and expenses of every nature and character, arising out of this Term Loan Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or which otherwise arise in connection with the financing, including, without limitation, (a) any actual or proposed use by any Borrower of the proceeds of any of the Term Loans, (b) any Borrower or any Guarantor entering into or performing this Term Loan Agreement or any of the other Loan Documents or the transactions contemplated by this Term Loan Agreement or any of the other Loan Documents, or (c) pursuant to Section 6.17 hereof, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, provided, however, that the Borrowers shall not be obligated under this Article 12 to indemnify any Person for liabilities arising from the gross negligence or willful misconduct of such Person or of any other Person in the Indemnified Group of which such Person is a member (but such indemnification shall continue to apply to all other Persons).  Each Person to be indemnified under this Article 12 shall give the Borrowers notice of any claim as to which it is seeking indemnification under this Article 12 promptly after becoming aware of the same (which shall constitute notice for all Indemnified Group), but such Person's failure to give prompt notice shall not affect the obligations of the Borrowers under this Article 12 unless such failure prejudices the legal rights of the Borrowers regarding such indemnity.  In litigation, or the preparation therefor, the Borrowers shall be entitled to select counsel reasonably acceptable to the Bank, and the Bank shall be entitled to select their own supervisory counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of each such counsel if (i) in the reasonable opinion of the Bank, use of counsel of the Borrowers' choice could reasonably be expected to give rise to a conflict of interest, (ii) the Borrowers shall not have employed counsel reasonably satisfactory to the Bank within a reasonable time after notice of the institution of any such litigation or proceeding or (iii) the Borrower Representative authorizes the Bank to employ separate counsel at the Borrowers' expense.  If and to the extent that the obligations of the Borrowers under this Article 12 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this Article 12 shall survive the repayment of the Term Loans and the termination of the obligations of the Bank hereunder and shall continue in full force and effect as long as the possibility of any such claim, action, cause of action or suit exists.

ARTICLE 13. Survival of Covenants, Etc.

          All covenants, agreements, representations and warranties made herein, in the Term Loan Note, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any Borrower or any of its Subsidiaries or any Guarantor pursuant hereto shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Bank of any of the Term Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Term Loan Agreement or the Term Loan Note or any of the other Loan Documents remains outstanding.  The indemnification obligations of the Borrowers provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Bank hereunder and thereunder to the extent provided herein and therein.

ARTICLE 14. Assignment

          This Term Loan Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their successors and permitted assigns.  Notwithstanding the foregoing, none of the Borrowers shall assign or transfer any of its rights or obligations under any of the Loan Documents without prior consent of the Bank (and any such attempted assignment or transfer by any Borrower without such consent shall be null and void).

ARTICLE 15. Notices, Etc.

          Except as otherwise expressly provided in this Term Loan Agreement, all notices and other communications made or required to be given pursuant to this Term Loan Agreement or the Term Loan Note shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile and confirmed by delivery via courier or postal service, addressed as follows:

                         (a)     if to any Borrower or any Guarantor, to the Borrower Representative at Sovran Self Storage, Inc., 6467 Main Street, Buffalo, New York 14221, Attention: Mr. David L. Rogers, Chief Financial Officer, with a copy to Phillips Lytle LLP, One HSBC Center, Buffalo, New York 14203, Attention: Raymond H. Seitz, Esq., or to such other address for notice as the Borrower Representative or any Guarantor shall have last furnished in writing to the Bank;

                         (b)     if to the Bank, at Manufacturers and Traders Trust Company, One M&T Plaza, Buffalo, New York 14203, Attention: Susan Freed-Oestreicher, Vice President, or such other address for notice as the Bank shall have last furnished in writing to the Borrowers, with a copy to William E. Mathias, Esq., Lippes Mathias Wexler Friedman LLP, 665 Main Street, Ste. 300, Buffalo, New York 14203, or at such other address for notice as the Bank shall last have furnished in writing to the Person giving the notice;.

          Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the sending of such facsimile with electronic confirmation of receipt and (ii) if sent by registered or certified first-class mail, postage prepaid, on the fifth Business Day following the mailing thereof.

ARTICLE 16. Miscellaneous.

                         (a)     Governing Law, Consent to Jurisdiction and Service.  THIS TERM LOAN AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWERS AND THE GUARANTORS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS TERM LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN BUFFALO, NEW YORK OR ANY FEDERAL COURT SITTING IN THE WESTERN DISTRICT OF NEW YORK, AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS OR THE GUARANTORS BY MAIL AT THE ADDRESS SPECIFIED IN ARTICLE 15.  THE BORROWERS AND EACH OF THE GUARANTORS HEREBY WAIVES ANY OBJECTION THAT EITHER OF THEM MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY

SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

          16.02     Headings.  The captions in this Term Loan Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

          16.03     Counterparts.  This Term Loan Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Term Loan Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery of an executed counterpart of a signature page of this Term Loan Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Term Loan Agreement.

          16.04     Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, relating to the transactions contemplated hereby.  Neither this Term Loan Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 16.06

          16.05     Waiver of Jury Trial and Certain Damage Claims.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW. EACH OF THE BORROWERS. EACH OF THE GUARANTORS, THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS TERM LOAN AGREEMENT, THE TERM LOAN NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE BORROWERS AND EACH OF THE GUARANTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWERS AND THE GUARANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGE THAT THE AGENT AND THE BANK HAVE BEEN INDUCED TO ENTER INTO THIS TERM LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES

BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

          16.06     Consents, Amendments. Waivers, Etc.  Except as otherwise expressly provided in this Term Loan Agreement, any consent or approval required or permitted by this Term Loan Agreement may be given, and any term of this Term Loan Agreement or of any of the other Loan Documents may be amended, and the performance or observance by any Borrower or any Guarantor of any terms of this Term Loan Agreement or the other Loan Documents or the continuance of any default, Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Bank.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial to such right or any other rights of the Bank.  No notice to or demand upon any Borrower shall entitle any Borrower to other or further notice or demand in similar or other circumstances.

          16.07     Severability.  The provisions of this Term Loan Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Term Loan Agreement in any jurisdiction.

          16.08     USA Patriot Act Notice.  The Bank is subject to the Act (as hereinafter defined) and hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow the Bank, as applicable, to identify the Borrowers in accordance with the Act.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers, all as of the 12th day of September, 2007.

MANUFACTURERS AND TRADERS TRUST COMPANY By:_______________________________________ Name: Susan Freed-Oestreicher Title: Vice President

SOVRAN SELF STORAGE, INC. By:________________________________ Name: Name: David L. Rogers Title: Chief Financial Officer

SOVRAN ACQUISITION LIMITED PARTNERSHIP By: SOVRAN HOLDINGS, INC., its General Partner By:_________________________________ Name: Name: David L. Rogers Title: Chief Financial Officer

EXHIBIT A

TERM LOAN NOTE

$25,000,000.00	September __, 2007

          FOR VALUE RECEIVED, the undersigned SOVRAN SELF STORAGE, INC., a Maryland corporation ("Sovran"), and the undersigned SOVRAN ACQUISITION LIMITED PARTNERSHIP, a Delaware limited partnership ("SALP" and together with Sovran, collectively referred to herein as the "Borrowers" and individually as a "Borrower"), hereby jointly and severally promise to pay to the order of MANUFACTURERS AND TRADERS TRUST COMPANY, (the "Bank") at the Bank's Principal Office (as defined in the Term Loan Agreement defined below):

          (a)     prior to or on the Maturity Date, the principal amount of Twenty-Five Million Dollars ($25,000,000.00) or, if less, the aggregate unpaid principal amount of all Term Loans advanced by the Bank to the Borrower pursuant to the Term Loan Agreement dated as of September __, 2007 (as amended and in effect from time to time, the "Term Loan Agreement") between the Bank and the Borrowers; and

          (b)     interest from the date hereof on the principal balance hereof from time to time outstanding at the times and at the rate or rates provided in the Term Loan Agreement and any other sums or fees due thereunder, all in accordance with the Term Loan Agreement.

          This Term Loan Note evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Term Loan Agreement.  The Bank and any holder hereof pursuant to the Term Loan Agreement or by operation of law is entitled to the benefits of the Term Loan Agreement and the other Loan Documents, and may enforce the agreements of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms used in this Tern Loan Note and not otherwise defined herein shall have the same meanings herein as in the Term Loan Agreement.

          The Borrowers irrevocably authorize the Bank to make or cause to be made, at or about the time of advance of the Term Loans or at the time of receipt of any payment of principal of this Term Loan Note, an appropriate notation on the grid attached to this Term Loan Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Term Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Term Loans set forth on the grid attached to this Term Loan Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to the Term Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrowers hereunder or under the Term Loan Agreement to make payments of principal of and interest on this Term Loan Note when due to the extent of the unpaid principal and interest amount as of any date of determination.

          The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Term Loan Note on the terms and conditions specified in the Term Loan Agreement.

          If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Term Loan Note and all of the unpaid interest accrued thereon and any other charges or amounts due under any of the Loan Documents may become or be declared due and payable in the manner and with the effect provided in the Term Loan Agreement.

          No delay or omission on the part of the Bank, or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

          The Borrowers and every endorser and guarantor of this Term Loan Note or the obligations represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Term Loan Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

          THIS TERM LOAN NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS TERM LOAN NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN BUFFALO, NEW YORK OR ANY FEDERAL COURT SITTING IN THE WESTERN DISTRICT OF NEW YORK AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN THE TERM LOAN AGREEMENT.  EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

          IN WITNESS WHEREOF, each of the undersigned has caused this Term Loan Note to be executed in its corporate or partnership name by its duly authorized officer as of the day and year first above written.

SOVRAN SELF STORAGE, INC. By:_________________________________ Name: David L. Rogers Title: Chief Financial Officer

SOVRAN ACQUISITION LIMITED PARTNERSHIP By: Sovran Holdings, Inc., its general partner By:_________________________________ Name: David L. Rogers Title: Chief Financial Officer

Date	Amount of Term Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

Exhibit B

[FORM OF SUBSIDIARY GUARANTY]
GUARANTY

Guaranty, dated as of September, 2007 by SOVRAN HOLDINGS, INC., a Delaware corporation (the "Guarantor"), in favor of Manufacturers and Traders Trust Company, a New York banking corporation, (together with its successors and assigns, the "Bank") which is a party to the Term Loan Agreement dated as of January 19, 2006 between Sovran Self Storage, Inc., a Maryland corporation ("Sovran") and Sovran Acquisition Limited Partnership, a Delaware limited partnership (together with Sovran, collectively referred to herein as the "Borrowers") and the Bank, as the same may hereafter be amended from time to time (the "Term Loan Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Term Loan Agreement

          WHEREAS, the Borrowers and the Bank have entered into the Term Loan Agreement;

          WHEREAS, the Borrowers and the Guarantor are members of a group of related entities, the success of either one of which is dependent in part on the success of the other members of such group;

          WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Borrowers by the Bank pursuant to the Term Loan Agreement (which benefits are hereby acknowledged);

          WHEREAS, it is a condition precedent to the Bank's willingness to extend, and to continue to extend, credit to the Borrowers under the Term Loan Agreement that the Guarantor execute and deliver this Guaranty; and

          WHEREAS, the Guarantor wishes to guaranty the Borrowers' obligations to the Bank under and "in respect of the Term Loan Agreement as herein provided.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.     Guaranty of Payment and Performance of Obligations.  In consideration of the Bank's extending credit or otherwise in its discretion giving accommodations to the Borrowers, the Guarantor hereby unconditionally guarantees to the B& that the Borrowers will duly and punctually pay or perform, at the place specified therefor, or if no place is specified, at the Bank's Principal Office, (i) all indebtedness, obligations and liabilities of the Borrowers to the Bank, individually or collectively, under the Term Loan Agreement or any of the other Loan Documents or in respect of any of the Term Loans or the Term Loan Note or other instruments at any time evidencing any thereof, whether existing on the date of the Term Loan Agreement or arising or incurred thereafter, direct or indirect, secured or unsecured, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise; and (ii) without limitation of the foregoing, all reasonable fees, costs and expenses incurred by the Bank in attempting to collect or enforce any of the foregoing, accrued in each case to the date of payment hereunder (collectively the "Obligations" and individually an "Obligation"). This Guaranty is an absolute, unconditional and continuing guaranty of thefull and punctual payment and performance by the Borrowers of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Bank first attempt to collect any of the Obligations from the Borrowers or resort to any security or other means of obtaining payment of any of the Obligations which the Bank now has or may acquire after the date hereof or upon any other contingency whatsoever:  Upon any Event of Default which is continuing by the Borrowers in the full and punctual payment and performance of the Obligations, the liabilities and obligations of the Guarantor hereunder shall, at the option of the Bank, become forthwith due and payable to the Bank without demand or notice of any nature, all of which are expressly waived by the Guarantor, except for notices required to be given to the Borrowers, under the Loan Documents. Payments by the Guarantor hereunder may be required by the Bank on any number-of occasions.

          2.     Guarantor's Further Agreements to Pay.  The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Bank forthwith upon demand, in funds immediately available to the Bank, all costs and expenses (including court costs and legal fees and expenses) incurred or expended by the Bank in connection with this Guaranty, and the enforcement hereof, together with interest on amounts recoverable under this Guaranty from the time after such amounts become due at the default rate of interest set forth in the Term Loan Agreement; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

          3.     Payments.  The Guarantor covenants and agrees that the Obligations will be paid strictly in accordance with, their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Bank with respect thereto.  Without limiting the generality of the foregoing, the Guarantor's obligations hereunder with respect to any Obligation shall not be discharged by a payment in a currency other than the currency in which the Obligation is denominated (the "Obligation Currency") or at a place other than the place specified for the payment of the Obligation, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Obligation Currency and transferred to the Bank's Principal Office, under normal banking procedures does not yield the amount of Obligation Currency due thereunder.

          4.     Taxes.  All payments hereunder shall be made without any counterclaim or setoff, free and clear of, and without reduction by reason of, any taxes, levies, imposts, charges and withholdings, restrictions or conditions of any nature ("Taxes"), which are now or may hereafter be imposed, levied or assessed by the United States or any political subdivision or taxing authority thereof (or any non-United States jurisdiction in which there is Real Estate) on payments hereunder, all of which will be for the account of and paid by the Guarantor.  Subject to paragraph (b), if for any reason, any such reduction is made or any Taxes are paid by the Bank (except for taxes on income or profits of the Bank), Guarantor will pay to the Bank such additional amounts as may be necessary to ensure that the Bank receives the same net amount which it would have received had no reduction been made or Taxes paid.

          5.     Consent to Jurisdiction.  The Guarantor agrees that any suit for the enforcement of this Guaranty or any of the other Loan Documents may be brought in the courts of the State of New York sitting in Buffalo, New York or any federal court sitting in the Western District of New York and consents to the non-exclusive jurisdiction of such courts and the service of process in any such suit being made upon the Guarantor by mail at the address specified herein.  Except to the extent such waiver is expressly prohibited by law, the Guarantor hereby waives any objection that it may now or hereafter have-to the venue of any such suit or any such court or that such suit is brought in an inconvenient,court.

          6.     Liability of the Guarantor.  The Bank shall have the absolute right to enforce the liability of the Guarantor hereunder without resort to any other right or remedy including any right or remedy under any other guaranty, and the release or discharge of any guarantor of any Obligations shall not affect the continuing liability of the Guarantor hereunder.

          7.     Representations and Warranties; Covenants.  The Guarantor hereby makes and confirms the representations and warranties made on its behalf by the Borrowers pursuant to Article 5 of the Term Loan Agreement, as if such representations and warranties were set forth herein.  The Guarantor hereby agrees to perform the covenants set forth in Article 6 of the Term Loan Agreement (to the extent such covenants expressly apply to the Guarantor) as if such covenants were set forth herein.  The Guarantor acknowledges that it, is, on a collective basis with the Borrowers and all other "Guarantors" (as defined in the Term Loan Agreement), bound by the covenants set forth in Article 6 of the Term Loan Agreement.  The Guarantor hereby confirms that it shall be bound by all acts or omissions of the Borrower Representative pursuant to the Term Loan Agreement.

          8.     Effectiveness.  The obligations of the Guarantor under this Guaranty shall continue in full force and effect and shall remain in operation until all of the Obligations shall have been paid in full or otherwise fully satisfied, and continue to be effective or be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of the Borrowers, or otherwise, as though such payment had not been made or other satisfaction occurred.  No invalidity, irregularity or unenforceability of the Obligations by reason of applicable bankruptcy laws, or any other similar law, or by reason of any law or order of any government or agency thereof pdrporting to reduce, amend or otherwise affect the Obligations, shall impair, affect, be a defense to or claim against the obligations of the Guarantor under this Guaranty.

          9.     Freedom of Lender to Deal with Borrowers and Other Parties.  The Bank shall be at liberty, without giving notice to or obtaining the assent of the Guarantor and without relieving the Guarantor of any liability hereunder, to deal with the Borrowers and with each other party who now is or after the date hereof becomes liable in any manner for any of the Obligations; in such manner as the Bank in its sole discretion deems fit, and to this end the Guarantor gives to the Bank full authority in its sole discretion to do any or all of the following things: (a) extend credit, make loans and afford other financial accommodations-to the Borrowers at such times, in such amounts and on such terms as the Bank may approve, (b) vary the, terms and grant extensions of any present or future indebtedness or obligation of the Borrowers or of any other party to the Bank, (c) grant time, waivers and other indulgences in respect thereto, (d) vary, exchange, release or discharge, wholly or partially, otdelay in or abstain from perfecting and enforcing any security or guaranty or other means of obtaining payment of any of the Obligations which, the Bank now has or may acquire after the date hereof, (e) accept partial payments from the Borrowers or any such other party, (f) release or discharge, wholly or partially, any endorser or guarantor, and (g) compromise or make any settlement or other arrangement with the Borrowers or any such other party.

          10.     Unenforceability of Obligations Against Borrowers; Invalidity of Security or Other Guaranties.  If for any reason the Borrowers have no legal existence or are under no legal obligation to discharge any of the Obligations undertaken or purported to be undertaken by it or on its behalf or if any of the moneys included in the Obligations have become irrecoverable from the Borrowers by operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal debtor on all such Obligations.  This Guaranty shall be in addition to any other guaranty or other security for the Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guaranty or security.

          11.     Waivers by Guarantor.  The Guarantor waives: notice of acceptance hereof, notice of any action taken or omitted by the Bank in reliance hereon, and any requirement that the Bank be diligent or prompt in making demands hereunder, giving notice of any default by the Borrowers or asserting any other rights of the Bank or any Lender hereunder.  The Guarantor also irrevocably waives, to the fullest extent permitted by law, all defenses in the nature of suretyship that at any line may be available in respect of the Guarantor's obligations hereunder by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

          12.     Waiver of Subrogation Rights.  Notwithstanding any other provision to the contrary contained herein or provided by applicable law, unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied (in full, the Guarantor hereby irrevocably waives any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or by contract) to assert any claim against the Borrowers on account of payments made under this Guaranty, including, without limitation, any and all rights of or claims for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any collateral which may be held by the Bank or any affiliate of the Bank. In addition, the Guarantor will not claim any set-off or counterclaim against the Borrowers in, respect of any liability it may have to the Borrowers unless and until all of the Obligations have been jndefeasibly paid in full in cash and satisfied in full.

          13.     Demands.  Any demand on or notice made or required to be given pursuant to this Guaranty shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, return receipt requested, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:
(a)	if to the Guarantor, at Sovran Self Storage, Inc. 6467 Main Street Buffalo, New York 14221 Attention: Mr. David L. Rogers

or at such other address for notice as the Guarantor shall last have furnished in writing to the Bank with a copy to:

Phillips Lytle LLP One HSBC Center Buffalo, New York 14203 Attention: Raymond H. Seitz, Esq.

or at such other address for notice as the Guarantor shall last have furnished in writing to the Bank; and

(b)	if to the Bank, at Manufacturers and Traders Trust Company One M&T Plaza Buffalo, New York 124203 Attention: Susan Freed-Oestreicher, Vice President

or such other address for notice as the Bank shall last have furnished in writing to the Guarantor, with a copy to:

Lippes Mathias Wexler Friedman LLP 665 Main Street, Ste. 300 Buffalo, New York 14203 Attention: William E. Mathias, Esq.

                                              or at such other address for notice as the Bank shall last have furnished in writing to the Guarantor.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to the party to which it is directed, at the time of the. receipt thereof by such party or the sending of such facsimile with electronic confirmation of receipt or (ii) if sent by registered or certified first-class mail, postage prepaid, return receipt requested, on the fifth Business Day following the mailing thereof.

          14.     Amendments, Waivers, Etc.  No provision of this Guaranty can be changed, waived, discharged or terminated except by an instrument in writing signed by the Bank and the Guarantor expressly referring to the provision of this Guaranty to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any Obligation which is not expressly dealt with therein. No course of dealing or delay or omission on the part of the Bank in exercising any right shall operate as &waiver thereof or otherwise be prejudicial thereto.

          15.     Further Assurances.  The Guarantor at its sole cost and expense agrees to do all such things and execute, acknowledge and deliver all such documents and instruments as the Bank from time to time may reasonably request in order to give frill effect to this Guaranty and to perfect and preserve the rights and powers of the Bank hereunder.

          16.     Miscellaneous Provisions.  This Guaranty is intended to take effect as a sealed instrument to be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of the Bank and its respective successors and assigns, and shall be binding on the Guarantor and the Guarantor's successors in title, assigns and legal representatives.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement.  The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions.  Captions are for ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

          17.     WAIVER OF JURY TRIAL.  EXCEPT TO THE EXTENT SUCH WAIVER IS EXPRESSLY PROHIBITED BY LAW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS GUARANTY, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, AMONG THE GUARANTOR, THE BORROWERS, AND THE BANK.  THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY THE GUARANTOR AND DELIVERED TO THE BANK, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENTS SHALL CONTAIN SUCH A WAIVER OF JURY TRIAL. THE GUARANTOR CONFIRMS THAT: THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

          IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the date first above written.

GUARANTOR SOVRAN HOLDINGS, INC. By:________________________________ Name: David L. Rogers Title: Chief Financial Officer

EXHIBIT C

COMPLIANCE CERTIFICATE
FOR CHIEF FINANCIAL OFFICERS

          Each of the undersigned, being the Chief Financial Officers of Sovran Self Storage, Inc. ("Sovran") and Sovran Acquisition Limited Partnership ("SALP" and together with Sovran, collectively referred to herein as the "Borrowers"), HEREBY CERTIFIES THAT:

          This Compliance Certificate is furnished pursuant to Section 7.12 of the Term Loan Agreement dated as of September 12, 2007 between Manufacturers and Traders Trust Company and the Borrowers (as the same may now or hereafter be amended from time to time, the "Term Loan Agreement").  Unless otherwise defined herein, the terms used in this Compliance Certificate and attached hereto have the meanings given them in the Term Loan Agreement.

          Each of the Chief Financial Officers hereby certifies, in accordance with the provisions of Section 7.12 of the Term Loan Agreement, that

          (1)     The representations and warranties of the Borrowers contained in the Term Loan Agreement and in each document and instrument delivered pursuant to or in connection therewith are true and correct as of the date hereof and that no Default or Event of Default has occurred and is continuing on the date hereof;

          (2)     The Borrowers are in compliance with the terms of the Term Loan Agreement and no "Default" or "Event of Default" (as defined in the Term Loan Agreement) has occurred and is continuing as of the date hereof; and

          (3)     None of the Subsidiaries of either of the Borrowers owns an Unencumbered Property.

          (4)     Each of the Chief Financial Officers is authorized to execute and deliver this Compliance Certificate on behalf of Sovran or SALP, as the case may be.

          Executed as of this _____ day of ________________, 2007.

SOVRAN SELF STORAGE, INC. By:_________________________________ Name: David L. Rogers Title: Chief Financial Officer	SOVRAN ACQUISITION LIMITED PARTNERSHIP By: Sovran Holdings Inc., its general partner By:_________________________________ Name: David L. Rogers Title: Chief Financial Officer

Schedule 1

Pension Plans

Sovran 401K Plan

Schedule 5.07

Litigation

1.	Maria Brennan v. Uncle Bob's Self Storage

Maria Brennan, a former employee at the Alvin, Texas store, filed a charge with the Equal Employment Opportunity Commission (the "EEOC") in Houston, Texas on November 2, 2006, alleging that she had been subject to a hostile work environment because of her sex. Sovran Acquisition Limited Partnership responded to the EEOC charge and the EEOC is investigating.

2.	Kelly Evans v. Sovran Self Storage, Inc.

Plaintiff obtained a right to sue letter from the EEOC and filed an action in Texas state court on May 9, 2007, alleging that she was subject to a sexually hostile work environment while working as an Assistant Manager.  The case was removed to the US. District Court for the Western District of Texas on June 22,2007.  The complaint seeks damages for lost pay and emotional distress and does not seek any specific amount as damages. Sovran Self Storage, Inc. is defending the case.

3.
Sovran Self Storage, Inc., as Plan Administrator of the Sovran Acquisition Limited Partnership/Uncle Bob's Self Storage Health Benefits Plan v. University of Pittsburgh Medical Center as Assignee of the Estate of Pamela Harford, and UPMC Horizon Greenville

In this action pending in the United States District Court for the Western District of New York, Sovran Self Storage, Inc. as Plan Administrator of the Health Benefits Plan Sponsored by Sovran Acquisition Limited Partnership/Uncle Bob's Self Storage ("Plan") seeks a declaratory judgment that it is not obligated to pay certain hospital bills incurred by the late Pamela Harford at a hospital owned and administered by the defendants.  The amount of medical bills in dispute totals $94,761.80.  In its complaint filed earlier this year, the plaintiff asserts that because the Plan participant, Ms. Harford, did not cause her medical bills to be submitted as required by the Plan within the 12 month filing deadline, the Plan has no responsibility to pay those bills.  The defendants have filed an answer and counterclaims pursuant to which they assert that the Plan, which is self-funded by its sponsors, is required to pay the medical bills.  After the complaint and answer were filed in Federal Court, the parties were required to engage in a mediation process mandated by the Court.  That process is on-going.  To date, there has been no discovery in this action.

4.	Paula Hilley and Joel Hilley v. Sovran Acquisition Limited Partnership d/b/a Uncle Bob's Self Storage

On August 7, 2007, plaintiffs filed a collective action under the Fair Labor Standards Act in the United States District Court for the Northern District of Alabama, Southern Division alleging that managers and maintenance employees at Sovran facilities throughout the United States have been denied overtime compensation.  The proceeding as a collective action is subject to Court approval.  The complaint seeks unpaid overtime, liquidated damages in the amount of any unpaid overtime, interest and attorneys' fees.  Sovran Acquisition Limited Partnership is aware that this action has been filed but has not yet been served.

Schedule 5.15

Certain Transactions

None.

Schedule 5.19

Subsidiaries and Partially Owned Entities

A.     Subsidiaries of Sovran Self Storage, Inc.:

Sovran Holdings, Inc. - 100% Owned
Sovran Acquisition Limited Partnership - 98% Limited Partnership Interest

B.     Subsidiaries of Sovran Acquisition Limited Partnership:

100% Owned
Locke Leasing, Inc.	The Locke Group LLC
Sovran Jones Road, LLC	Locke Sovran I Manager, Inc.
Iskalo Land Holdings LLC	Locke Sovran II Manager, Inc.
Sovran Cameron, LLC
Sovran Congress, LLC
Sovran Huebner, LLC
Sovran Little Road, LLC
Sovran Granbury, LLC
Sovran Shackelford, LLC
Sovran Manchester, LLC
Sovran DeGaulle, LLC
Sovran Grapevine, LLC
Sovran Washington, LLC
Sovran Meramac, LLC
Sovran Seminole, LLC

Majority Interest
Locke Sovran I LLC
Locke Sovran II LLC

C.     Subsidiaries of The Locke Group LLC:

Locke Preferred Equity LLC
Locke Preferred Equity II LLC

D.     Partially Owned Entities:

Sovran Acquisition Limited Partnership owns a 49% interest in Iskalo Office Holdings, LLC as a Member